Exhibit 99.1

ACHILLION ANNOUNCES EXECUTIVE PROMOTION

NEW HAVEN, Conn. (July 26, 2011) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today announced the promotion of Dr. Elizabeth A. Olek to Senior Vice President of Clinical Development and maintains her position as Chief Medical Officer. Dr. Olek previously served as Vice President of Clinical Development.

“Liz has brought extraordinary talent and leadership to Achillion since her arrival in late 2007. She has served as the architect of our clinical HCV program, which is highlighted by the recent initiation of Phase 1 development with ACH-2684, our high-potency, pan-genotypic protease inhibitor, and ACH-2928, our first NS5A inhibitor, and the continued progress of our lead protease inhibitor, ACH-1625, through Phase 2 development,” commented Michael D. Kishbauch, Chief Executive Officer of Achillion. “We recognize Liz not only for her contributions to Achillion’s clinical success to date, but for driving our HCV pipeline toward the key development milestones anticipated later this year.”

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including hepatitis C and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding results, timing and duration of clinical trials and reporting of results from clinical trials of ACH-1625, ACH-2684 and Achillion’s NS5A inhibitors, including ACH-2928. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are Achillion’s ability to complete the development of its drug candidates under the timelines it anticipates in current and future clinical trials; to obtain patent protection for its drug candidates, and the freedom to operate under third party intellectual property; to establish commercial manufacturing arrangements and to identify, enter into and maintain collaboration agreements with appropriate third-parties; and to raise the capital needed to achieve its business objectives. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 752-5510 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com

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